Exhibit 99.1

Virginia Partners Bank and Delmar Bancorp Announce Approval of Share Exchange Agreement by Virginia Partners Bank Shareholders

FREDERICKSBURG, VA and SALISBURY, MD – August 14, 2019 – Virginia Partners Bank, Fredericksburg, Virginia (“Partners”) (OTCQX: PTRS), and Delmar Bancorp, Salisbury, Maryland (“Delmar”) (OTCQX: DBCP), the parent company of The Bank of Delmarva, Seaford, Delaware (“Delmarva”), announced today that, at Partners special meeting of shareholders held on August 12, 2019 in Fredericksburg, Virginia, Partners shareholders voted to approve the Agreement and Plan of Share Exchange and the related Plan of Share Exchange (the “Agreement”) between Partners and Delmar.  All necessary regulatory approvals to proceed with the transaction have been received.  Subject to the satisfaction or waiver of the conditions to closing contained in the Agreement, the transaction is expected to become effective on or about August 31, 2019.

After effectiveness, Partners and Delmarva will continue to operate as independent wholly owned subsidiaries of Delmar.  The banks will maintain their existing names, executive management teams, and boards of directors.  Customers of both banks will continue to bank as they normally do at their existing branches.  John W. Breda, President and Chief Executive Officer of Delmarva, and Lloyd B. Harrison, III, President and Chief Executive Officer of Partners, will continue in their current roles at Delmarva and Partners.  Mr. Breda will serve as President and Chief Operating Officer of Delmar, and Mr. Harrison will serve as Chief Executive Officer of Delmar.  Additionally, the Delmar board of directors will be reconstituted to include four current directors from Partners.

“I am very excited about this strategic partnership with Delmar and Delmarva and the business model it reflects,” said Mr. Harrison.  “We are creating a family of like-minded community banks and look forward to having additional banks join our already strong banking franchise that is committed to maintaining separately chartered affiliate banks and preserving what is best about community banking.”

“We are ensuring the longevity of hometown banks who are deeply rooted in their communities. Our two banks are vibrant and strong, but we will be stronger together. This new venture will let us provide customers with the best products, convenience and exceptional service from people they know and trust,” said John W. Breda, President and CEO of Delmarva.

About Virginia Partners Bank

Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland.  Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia.  At June 30, 2019, Virginia Partners Bank had approximately $437.0 million in total assets, $335.1 million in total loans and $334.2 million in total deposits.  For more information, visit www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Virginia Partners Bank President & Chief Executive Officer, at 540-899-2234.

About Delmar Bancorp

Delmar Bancorp is the holding company for The Bank of Delmarva, which commenced operations in 1896.  The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market, and a loan production office in Rehoboth Beach, Delaware.  The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service.  At June 30, 2019, Delmar Bancorp had approximately $770.2 million in total assets, $646.7 million in total loans and $639.5 million in total deposits.  For more information, visit www.bankofdelmarvahb.com.

For further information, please contact John W. Breda, Delmar Bancorp President & Chief Executive Officer, at 410-548-1100 x18112.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Partners’, Delmarva’s and Delmar’s operations and policies and regarding general economic conditions.  These forward-looking statements include, but are not limited to, statements about (i) the benefits of the transaction between Partners and Delmar and (ii) Partners’ and Delmar’s plans, obligations, expectations and intentions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believe,” “expects,” “plan,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the respective managements of Partners and Delmar as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the parties’ market, and their impact on the operations and assets of the parties, interest rates and interest rate policy, competitive factors, judgments about the ability of the parties to successfully consummate the share exchange and to integrate the operations of the two companies, the expected growth opportunities or cost savings resulting from the share exchange, which may not be fully realized or take longer than expected to realize; the ability of the two companies to avoid customer dislocation or runoff, and employee attrition, during the period leading up to and following the completion of the share exchange, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty.  Factors that could cause results and outcomes to differ materially include, among others, the ability to complete the share exchange as expected and within the expected timeframe; and the possibility that one or more of the conditions to the completion of the share exchange may not be satisfied.  Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on such forward-looking statements.  Past results are not necessarily indicative of future performance.  Partners and Delmar assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.